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                       700 LOUISIANA STREET                  FAX:  713  225-6475
                       SUITE 4300                       TELEPHONE:  713 570-3200
                       HOUSTON, TEXAS  77002


[PIONEER LOGO]

                                 PRESS RELEASE

Contact:  Philip J. Ablove  (713) 570-3200

             PIONEER ANNOUNCES FILING UNDER CHAPTER 11 TO IMPLEMENT
                  RESTRUCTURING AGREEMENT WITH SECURED LENDERS

         Houston, Texas (July 31, 2001) - Pioneer Companies, Inc. [OTCBB: PIONA] announced today that the Company and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Houston, and that a parallel filing under the Companies' Creditors Arrangement Act has been filed in Superior Court in Montreal by Pioneer's Canadian subsidiary. Pioneer has also signed an agreement with certain of its senior secured creditors that provides for restructuring and reducing the obligations owed to them. Under the agreement, the creditors will, subject to the satisfaction of certain conditions, vote in favor of a restructuring plan that provides for the exchange of approximately $552 million of outstanding indebtedness (plus accrued interest) for $250 million of new debt and 97% of the common stock of the reorganized company. With the base of support already provided by a majority of the senior secured creditors who will be voting in favor of the proposed restructuring plan, the Company is highly confident that the plan will be approved and implemented in a timely manner.

         All obligations incurred by the Company and its subsidiaries after the filings made today will constitute a priority claim against the Pioneer assets and will be paid in accordance with standard industry terms. The proposed plan provides that all of Pioneer's outstanding common stock and preferred stock will be cancelled, and the holders of those shares will not share in the value of the reorganized company.

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         Pioneer believes that the restructuring plan that has been negotiated with the senior creditors will provide financial viability and stability for the future. The filings with the courts in Houston and Montreal allow Pioneer to implement the restructuring while continuing to operate its business in the ordinary course and in a manner consistent with its emphasis on the highest standards of environmental, health and safety practices. The filings are part of a restructuring effort that began in December 2000 when Pioneer deferred an interest payment on its secured notes.

         Pioneer has also obtained an agreement for debtor-in-possession financing in the amount of $50 million. The terms of the financing provide the Company with $4 million more financing than was available under the previous revolving credit facility, which Pioneer believes is adequate for its needs. Liquidity at June 30, 2001, adjusted for the additional DIP availability, was $20.4 million.

         Michael J. Ferris, President and CEO of Pioneer, said "The difficult circumstances of the chemical industry since the beginning of 1999 have been well chronicled. Our liquidity eroded to the point that, regrettably, a restructuring of our indebtedness became necessary. It is also unfortunate that the restructuring required a Chapter 11 filing, and a similar filing in Canada, to be effected. However, because the proposed restructuring plan has the support of a majority of Pioneer's senior creditors, we believe that the process will be relatively brief and will not affect operations. There will be no disruption of deliveries to customers."

         Mr. Ferris concluded, "When Pioneer emerges from the legal process in Houston and Montreal, it will be a more financially secure company with a much stronger balance sheet. We appreciate the support and encouragement that we have received from our customers, suppliers and employees".

         Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates five chlor-alkali plants and several downstream manufacturing facilities in North America. Current financial information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.


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         Certain statements in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, global economic conditions, Company and industry production volumes, competitive prices, the cyclical nature of the markets for many of the Company's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

















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